 EXHIBIT (a)(1)(iii)

OFFER BY

HERZFELD CREDIT INCOME FUND, INC.

TO PURCHASE FOR CASH UP

TO 5% OF ITS SHARES FOR 97.5%

OF NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2026

(“TERMINATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE

FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

September 17, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Herzfeld Credit Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company (the “Fund”), to purchase up to 5% of its outstanding Common Stock (the “Shares”) upon the terms and subject to the conditions set forth in its Offer to Purchase dated September 17, 2026 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 97.5% of most recently determined net asset value per Share of the Fund as of the Termination Date.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 4, “Payment for Shares,” of the Offer to Purchase. However, backup withholding at a 24% rate or, in the case of Non-U.S. Shareholders (as defined in the Offer to Purchase), 30% withholding under the Foreign Account Tax Compliance Act or 30% withholding at the source may be required unless either an exemption (or lower treaty rate) is proved or the required taxpayer identification information and certifications are provided. See Section 2, “Procedures for Tendering Shares,” of the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Purchase dated September 17, 2026;

2.	The Letter of Transmittal for your use and to be provided to your clients;

3.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4.	Notice of Guaranteed Delivery;

5.	Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6.	Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

As described in the Fund’s Offer to Purchase under Section 2, “Procedures for Tendering Shares,” tenders may be made without the concurrent deposit of Share certificates if (1) such tenders are made by or through an Eligible Guarantor (as defined in the Offer to Purchase); (2) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is delivered to the Depositary prior to 5:00 p.m. New York City time on the Termination Date; and (3) certificates for tendered Shares (or a Book-Entry Confirmation, as defined in the Offer to Purchase) together with a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent’s Message, as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, are received by the Depositary within two NASDAQ Capital Market trading days after execution of a Notice of Guaranteed Delivery.

As described in the Offer, if more than 5% of the Fund’s outstanding Shares are validly tendered and not withdrawn before the Termination Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase 5% of its outstanding Shares on a pro rata basis.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer to Purchase.

Very truly yours,

HERZFELD CREDIT INCOME FUND, INC.

Erik M. Herzfeld
President and Portfolio Manager

Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of Herzfeld Credit Income Fund, Inc.,the Depositary or the Information Agent or authorize you or any other person to make any statements or use any material on their behalf with respect to the Offer, other than the material enclosed herewith and the statements specifically set forth in such material.